                                                                    EXHIBIT 10.6


                          EQUIPMENT PURCHASE AGREEMENT

          THIS EQUIPMENT PURCHASE AGREEMENT dated March 15, 1996 (including the Exhibits hereto, this "AGREEMENT") is entered into between GENERAL WIRELESS, INC., a Delaware corporation having principal offices at 6688 N. Central Expressway, Suite 1170, Dallas, TX 75206 ("GENERAL WIRELESS"), and HYUNDAI ELECTRONICS INDUSTRIES CO., LTD., a corporation organized under the laws of Korea, having principal offices at 12 Floor Hyundai Jeonja Building, 66 Jeokseon-Dong, Chongro-Ku, Seoul, Korea ("HEI"). This Agreement is being entered into in connection with a stock purchase agreement (the "STOCK PURCHASE AGREEMENT") dated March 15, 1996 between HEI's subsidiary Hyundai Electronics America ("HEA") and General Wireless and will become effective as stated therein.

          1.  SALES AND PURCHASES OF PRODUCTS

       1.1 SALE OF PRODUCTS. (a) Subject to the terms and conditions of this Agreement, HEI agrees to sell to General Wireless the quantities of Hyundai Products which General Wireless may Order from HEI and which HEI may accept, all as provided in Sections 4.1 and 4.2. "HYUNDAI PRODUCTS" means Products which HEI, in its discretion, offers for sale to General Wireless under this Agreement, whether such Products are manufactured by HEI or by a third party. "PRODUCTS" means (i) PCS infrastructure equipment such as base station transceivers, encoder boards, base station controllers and switches ("INFRASTRUCTURE EQUIPMENT") and (ii) portable, fixed, mobile, wireless or transportable handset PCS devices ("HANDSETS"). "PCS" means receiving and transmitting voice communications as part of personal communications services in the United States. "QUALIFIED PRODUCTS" are Hyundai Products which meet the requirements set forth in Exhibit A.
                          ---------

       (b) For each Hyundai Product model, HEI shall deliver to General Wireless a package containing the following (collectively, "PRODUCT INFORMATION PACKAGE"): (i) the most current detailed specifications (the "SPECIFICATIONS") for that model, (ii) a checklist showing that the Hyundai Product is a Qualifying Product, (iii) the then-current delivered price being quoted by HEI,
(iv) the then-current warranty period for the Product warranty and (v) a reasonable opportunity to inspect the most recent prototype (if not yet in production) or a current production sample (if in production) of such model.
(In the case of Handsets, the inspection opportunity will be provided by delivery of the prototype or production sample to General Wireless; in the case of Infrastructure Equipment, it will be provided at a location and at a time mutually agreed between the parties.) The Product Information Package for each Hyundai Product model is subject to change from time to time by HEI in its sole discretion by notifying General Wireless in writing or, in the case of Handsets, delivering a revised prototype or production sample.

       (c) For purposes of this Agreement, the parties will subdivide General Wireless' Infrastructure Equipment needs into approximately four (4) mutually agreed principal categories, and will also subdivide General Wireless' Handset needs into approximately four (4) mutually agreed principal categories. (If major technology differences, such as single-mode vs. dual-mode/dual-band, are associated with major market differences, such as local non-business users vs.

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

roaming business users, then separate principal product categories will be agreed upon for each major technology/market.) The parties will meet to review (every 6 months in the case of Handsets and every 12 months in the case of Infrastructure Equipment) whether any mutually agreed changes to such principal categories are appropriate to reflect changes in Products and/or markets. The categories in effect from time to time are herein called the "PRODUCT CATEGORIES." Product Categories in which HEI offers a Qualified Product under this Agreement are herein called the "HYUNDAI PRODUCT CATEGORIES."

       1.2 PURCHASES. (a) (i) INFRASTRUCTURE EQUIPMENT - ALL HYUNDAI PRODUCT CATEGORIES. Subject to the terms and conditions of this Agreement, General Wireless agrees to Order from HEI or its designated affiliate, for use by General Wireless in its and its Subsidiaries' PCS systems and in PCS systems managed by it and its Subsidiaries, Infrastructure Equipment which are Qualified Products in the Hyundai Product Categories equal to not less than * of all Infrastructure Equipment in all Hyundai Product Categories Procured by General Wireless and its Subsidiaries for such PCS systems in each calendar year.

          (ii) INFRASTRUCTURE EQUIPMENT - EACH HYUNDAI PRODUCT CATEGORY. To the extent practicable, the * referred to in Section 1.2(a)(i) will be satisfied in each one of the Hyundai Product Categories. To the extent this is not practicable in any calendar year, the allocation of Orders among the Hyundai Product Categories in subsequent calendar years will be adjusted to compensate for the earlier imbalance, as and to the extent such compensating allocation becomes practicable. Nothing in this Section 1.2(a)(ii) will, however, affect the obligation of General Wireless under Section 1.2(a)(i), which is fixed.

          (iii) INFRASTRUCTURE EQUIPMENT - COMMENCEMENT-OF-SERVICE BUILDOUT. Notwithstanding Section 1.2(a)(i) and (ii), the Infrastructure Equipment reasonably necessary to commence commercial service in a particular BTA (the "Commencement-of-Service Buildout" for such BTA) may be secured from other sources on a turnkey basis, in which case General Wireless will Order from HEI discrete portions of the Infrastructure Equipment included in the Commencement-of-Service Buildout for each BTA, as reasonably agreed by the parties, in order to give a HEI a meaningful project management, installation and interfacing opportunity within each Commencement-of-Service Buildout without materially adversely affecting the responsibility of the lead turnkey supplier for that BTA and in a manner that is economically and technically reasonable and avoids unnecessary potential conflicts between HEI and the lead turnkey supplier. General Wireless will use its diligent efforts to create a constructive relationship between HEI and the lead turnkey supplier. General Wireless expects the total cost (in constant dollars) of its Commencement-of-Service Buildouts (including but not limited to the discrete portions allocated to HEI) for all such PCS systems to constitute * of the total cost (in constant dollars) of all Infrastructure Equipment to be Procured by General Wireless for all such PCS systems over the term of this Agreement. In the event such * would otherwise be exceeded, General Wireless will increase its Orders under this Agreement for Infrastructure Equipment following the Commencement-of-Service Buildout as necessary so that such Orders would at least equal the amount which would have been required to be Ordered over the remaining term of this Agreement if such share were equal to *. "BTA" has the meaning assigned to it by the FCC in its auction of broadband PCS spectrum in the C frequency block.

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          (iv)  HANDSETS - DIRECT CHANNELS.  Subject to the terms and conditions of this Agreement, General Wireless also agrees to Order from HEI or its designated affiliate, for use by the customers of its and its Subsidiaries' PCS systems and of PCS systems managed by it and its Subsidiaries, Handsets which are Qualified Products in the Hyundai Product Categories equal to not less than
* of PCS Handsets in all Hyundai Product Categories Procured by it and its Subsidiaries for sale by Direct Channels to its or any other person's customers on such PCS systems in each calendar year. "DIRECT CHANNELS" means all channels (such as, without limitation, direct sales reps, direct mail, telemarketing and company-owned stores and sales facilities) in which the person or entity making the sale to the buyer is General Wireless or an affiliate or is owned or managed by General Wireless or an affiliate. The month-to-month variation of each Hyundai Product Category so Ordered shall not materially exceed the amount which can be reasonably accommodated by customary production scheduling, as mutually agreed by the parties.

          (v) "ORDER" means a binding, irrevocable purchase order given or deemed given pursuant to Section 4.1 or 4.2. "PROCURE" means to order, or if no orders are placed, to purchase, take delivery of, or put into use under a purchase, lease, equipment service agreement or any other arrangement, or to arrange for the customers to put into use under a purchase, lease, service agreement or any other arrangement. Subject to the terms and conditions of this Agreement, General Wireless agrees to purchase, accept and pay for all Products Ordered by it, and delivered by HEI, under this Agreement. "SUBSIDIARIES" has the meaning attributed to such term under generally accepted accounting principles.

       (b) MINIMUM ORDER AMOUNTS. For purposes of determining compliance with the minimum Order requirements of Section 1.2(a):

          (i) An Order of Hyundai Products will be credited (if it is otherwise entitled to be credited) notwithstanding that HEI declines the Order pursuant to
Section 4.1 or fails to supply the Ordered Product in breach of this Agreement, or that the Ordered Product is rejected (whether or not it is repaired or replaced).

          (ii) Substitute Products actually Procured by General Wireless pursuant to the second sentence of Section 13 shall be considered Ordered from HEI.

          (iii) Orders pursuant to Section 4.2 will not be credited unless HEI accepts the Order.

       (c) INFRASTRUCTURE EQUIPMENT - FINANCING. To the extent General Wireless has Ordered the quantity of Infrastructure Equipment specified in Section 1.2(a), General Wireless may request financing arrangements from HEI to apply towards the payment of the purchase price of such Infrastructure Equipment which are comparable to those offered to it by its other contracted vendors of similar Infrastructure Equipment. In connection with any such request, General Wireless will furnish the specific terms of its other suppliers' financing arrangements and such other information relating to them as HEI shall reasonably request. To the extent HEI does not make financing arrangements or alternative funding arrangements available to General Wireless which are comparable to such other arrangements offered by other suppliers of Infrastructure Equipment, General Wireless will not be obligated to purchase the particular Order of Infrastructure Equipment to which its request for financing arrangements related. GWI's particular Order will be credited (if it

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is otherwise entitled to be credited) notwithstanding that GWI terminates that
Order pursuant the immediately preceding sentence.

       (d) QUALIFIED PRODUCTS. Promptly after the initial furnishing of a Product Information Package, representatives of the parties will meet to discuss the Hyundai Product and its qualification as a Qualified Product. All Hyundai Products will be conclusively deemed to be Qualified Products (and to meet the competitiveness, industry-standard and market-standard requirements stated in this Agreement) unless General Wireless, within the applicable period stated below, notifies HEI that it believes such a requirement is not satisfied, specifying in reasonable detail the requirement and the manner in which it is believed not to be met. The applicable periods are as follows:

                                                        APPLICABLE
HYUNDAI PRODUCT                                         PERIOD
Initial Hyundai Product in a                               *
Product Category
Other New Hyundai Product - Infrastructure Equipment       *
Other New Hyundai Product - Handset                        *
Change in Existing Hyundai                                 *
Product

In the case of the competitiveness requirements set forth in Exhibit A only,
                                                             ---------
such notice may be given subsequently by General Wireless based on changes in competitive market conditions occurring after such initial 30-day period, but no sooner than one hundred eighty (180) days after such initial furnishing of a Handset Product Information Package, or one hundred eighty (180) days after any subsequent notice given pursuant to this sentence with respect to a Handset, or one year after such initial furnishing of an Infrastructure Equipment Product Information Package, or one year after any subsequent notice given pursuant to this sentence with respect to Infrastructure Equipment. If General Wireless gives such a notice of nonqualification, Hei and General Wireless shall seek to resolve such matter within thirty (30) days after such notice, after which either party may resolve the matter in accordance with Section 16.3.

       (e) ORDER SURPLUS. If General Wireless actually Orders from HEI more Infrastructure Equipment or Handsets than the amount required by Section 1.2(a) (not including any amount applied to the previous period pursuant to Section 1.2(f)), and actually Orders from HEI less than the amount of Infrastructure Equipment or Handsets, respectively, required to be purchased in the immediately following annual period, then the excess from the earlier period, but not more than * of the amount of Infrastructure Equipment or Handsets, respectively, actually Ordered in the earlier period (not including any amount applied to the previous period pursuant to Section 1.2(f)), shall offset (or eliminate, as the case may be) such shortfall in the later period.

       (f) ORDER SHORTFALL. If General Wireless fails to Order the minimum amount of Infrastructure Equipment or Handsets required by Section 1.2(a)(i) or
(iv) (after giving effect to any

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offset under Section 1.2(e)) in any annual period, then General Wireless will pay HEI an amount equal to * of the amount of the year-end shortfall, subject to the make-up opportunities stated in this Section 1.2(f). General Wireless shall have the opportunity, at its election made within 45 days after the end of such annual period, to make up such year-end shortfall by Ordering sufficient additional amounts expressly designated as shortfall makeup Orders in the next six (6) month period. If at least * of the year-end shortfall is made up within such six (6) month period, then General Wireless may pay HEI, as liquidated damages and not as a penalty, an amount equal to * of the remaining shortfall not made up (if any). If less than * of the year-end shortfall is made up within such six (6) month period, or if General Wireless elects against making such payment, then the makeup period will be extended by five (5) months (for an eleven (11) month makeup period in total), and if any part of the year-end shortfall is not made up within such period, then General Wireless will pay HEI, as liquidated damages and not as a penalty, an amount equal to * of the full amount of the year-end shortfall. All payments pursuant to this Section 1.2(f) will be made within thirty (30) days after the end of the relevant six (6) or eleven (11) month period. The parties agree that actual damages to HEI would be very difficult to estimate, and that such amount is a reasonable estimate thereof. Orders which General Wireless designates as shortfall makeup will, for purposes of the annual minimum purchase requirements of Sections 1.2(a)(i) and
(iv), be included in total Procurement for the calendar year in which the shortfall originated, rather than for the calendar year in which the shortfall makeup Order is given. (In other words, shortfall make-up Orders will be included in the prior year's base amount against which shortfall makeup is measured, rather than in the base amount for the current year.)

       (g) MONITORING. In order to assist HEI's monitoring of General Wireless' compliance with the requirements of this Section 1.2, General Wireless shall provide HEI a report showing the total supplier-by-supplier volumes of each Product Category Procured by it and its Subsidiaries for each annual period, within sixty (60) days after such period, and such other information as HEI may reasonably request from time to time.

       1.3  INDIRECT HANDSETS.   (a) "INDIRECT HANDSETS" means handsets
purchased by subscribers on PCS systems operated or managed by General Wireless or any of its Subsidiaries which are either not Procured by General Wireless or any of its Subsidiaries or are Procured by General Wireless or any of its Subsidiaries for sale in channels other than Direct Channels.

       (b) From the Hyundai Product Categories for Handsets, General Wireless will select Product Categories that constitute at least * of its then-current volume of Indirect Handsets. Within each Product Category so selected by it, General Wireless will designate a Hyundai Handset as its "PREFERRED HANDSET" for that Product Category. The Preferred Handset will be the leading Handset in Product Category featured in all subsidy, promotion, endorsement and other programs and activities which promote or facilitate marketing or sales of Handsets (collectively, "PROMOTION PROGRAMS") which General Wireless sponsors or initiates with respect to Indirect Handsets for that Product Category, and General Wireless will not sponsor or initiate any Promotion Program for any other supplier's Handsets for that category which is superior to that which applies to the Prime Handset. (For purposes of this Section 1.3, Promotion Programs which are completely funded by unaffiliated third parties, such as a manufacturer, will not be considered to be sponsored or initiated by General Wireless, and General Wireless' participation in a Promotion Program partially funded by such third parties shall be measured net of such third-party funding.)

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       (c)  General Wireless will use its best efforts to assist HEI, as reasonably requested by HEI, to meet HEI's sales goal of at least a * share of Indirect Handsets, provided that this sentence shall not require General Wireless to offer cash-based Promotion Programs for the benefit of HEI's Indirect Handsets at a rate higher than the rate offered to any other supplier of Indirect Handsets. There is no minimum purchase requirement for Indirect Handsets.

       (d) General Wireless agrees to make available to HEI, on terms no less advantageous than those available to any supplier, participation in all Promotion Programs sponsored or initiated by General Wireless or any of its Subsidiaries with respect to Indirect Handsets. General Wireless will also (i) give HEI preferred access to its marketing plans for Handsets and (ii) make its officers and employees reasonably available to HEI to discuss and advise upon Promotion Programs, marketing- and sales-related issues and other topics reasonably requested by HEI.

       1.4 GENERAL WIRELESS GENERAL CONTRACTOR AS AGENT. By notifying HEI in writing, General Wireless may designate its general contractor for infrastructure installation as its agent to Order, receive invoices and pay for the Infrastructure Equipment, to coordinate with HEI in the installation of such Systems, and to execute an Installation Agreement with HEI; provided, however, that any such designation shall not release General Wireless from, or in any other way affect, any of General Wireless' obligations under this Agreement.

          2.  DISTRIBUTION; OWNERSHIP

       2.1 DISTRIBUTION. HEI hereby grants General Wireless a nonexclusive right to promote, market, resell and distribute Handsets purchased hereunder to channels primarily intended to result in purchase by customers of its and its Subsidiaries' PCS systems and of the PCS systems it and its Subsidiaries manage. HEI hereby grants General Wireless a nonexclusive right to promote, market, resell and distribute Infrastructure Equipment purchased hereunder to its and its Subsidiaries' PCS systems and of the PCS systems it and its Subsidiaries manage. No other distribution is authorized by this Agreement.

       2.2 OWNERSHIP. As between the parties, HEI retains respect to the Hyundai all proprietary rights with respect to the Hyundai Products, except as otherwise expressly provided in Section 6.5.

       2.3 MARKETING ASSISTANCE. General Wireless will recommend Hyundai Products to General Wireless' resellers and any other parties that may have a potential interest in purchasing Products.

          3.  PRICES; PAYMENT

       3.1 PRICES, SHIPPING. The price for each Hyundai Product shall be the price stated in the most-recently updated Product Information Package applicable to such Product and shall include all costs for duties, export or import charges and the like, as in effect at the time the Hyundai Product is Ordered. The price shall be competitive, on a U.S.-landed basis, with prices generally offered by General Wireless' other contracted vendors of competing Products (including, in the case of competing Products, any procurement commission or similar amount payable by General Wireless with respect thereto), and shall not be greater than the price then being offered by HEI for the same Hyundai Product *. If HEI reduces the announced price for any particular model of a Handset, such price reduction shall apply not only to units of such model Ordered after its effective date, but also to all units of such model which were Ordered prior to its effective date but not delivered prior to its effective date. All prices shall be quoted FOB the applicable manufacturer's plant. Unless General Wireless opts to make its own arrangements for shipment, HEI shall arrange for shipment to General Wireless' warehouse in the United States specified in its confirmation of Order, and the cost of such HEI shipping arrangements (including without limitation freight and insurance) shall be paid by General Wireless in the same manner as the purchase price. Delivery shall occur under this Agreement, and risk of loss shall shift to General Wireless, at the point to which HEI was responsible for the shipping arrangements.

       3.2 COST REDUCTIONS. HEI will keep itself and its representatives reasonably available to General Wireless to discuss any suggestions for achieving cost savings on both materials and processes, and HEI shall have the right (but not any duty) to use such suggestions on Products sold to General Wireless or to third parties, without any obligations to General Wireless on account of such usage.

       3.3 TAXES. Prices quoted by HEI shall be in U.S. dollars and will not include applicable U.S. federal or state sales or use taxes which shall be paid by General Wireless if separately indicated on the invoice for the applicable Product shipment, but will include any duties, export or import charges and the like.

       3.4 PAYMENT TERMS. HEI will invoice General Wireless with each shipment. The payment terms for Handsets will be the full invoiced amount payable to HEI in cash within * days after delivery. For Infrastructure Equipment, subject to
Section 1.2(c), (i) for the portion of the Commencement-of-Service Buildout which is allocated to HEI pursuant to Section 1.2(a)(ii) in a BTA, the payment terms shall be * of the full invoiced amount payable to HEI in cash within * after delivery of such Infrastructure Equipment, with the remaining balance becoming due and payable after successful completion of the Acceptance Test (as defined in Section 5.1(b) below) for such Infrastructure Equipment by General Wireless; and (ii) for other Infrastructure Equipment, the payment terms shall be * of the full invoiced amount payable to HEI in cash within * days after delivery of such Infrastructure Equipment, with the remaining balance becoming due and payable after successful completion of the Acceptance Test for such Products by General Wireless. No invoice shall be submitted to General Wireless until shipment to General Wireless of commercially useful combinations of the items covered by such invoice.

       3.5 LETTER OF CREDIT. Except to the extent Infrastructure Equipment are financed under Section 1.2(c) and the other suppliers referred to in such Section do not require letters of credit, General Wireless shall secure its payment obligations hereunder with a standby letter of credit issued in favor of HEI by a bank reasonably acceptable to HEI and on terms and conditions reasonably satisfactory to HEI in an amount sufficient to cover the total unpaid purchase price of any Hyundai Products shipped from time to time during the term of this Agreement and received by General Wireless. General Wireless shall maintain such a standby letter of credit in effect as long as any payment obligation of General Wireless to HEI arising under or in connection with this Agreement remains outstanding.

          4.  ORDERS

       4.1 FORECASTS, ORDERS, ACCEPTANCE. General Wireless will provide HEI with 12-month forecasts of its requirements for delivery of Hyundai Products on a monthly, model-by-model basis, and update such forecasts on a monthly basis. Notwithstanding the foregoing, General Wireless' forecasts for Infrastructure Equipment Products will detail its requirements for such Products on a mutually acceptable "major component" level. On the first day of the 4th month immediately preceding the delivery month, the amount shown for each model in the most recently-furnished forecast will be deemed Ordered by General Wireless. (Prior to such date, all forecasts will be non-binding.) All such Orders shall be deemed accepted by HEI unless HEI notifies General Wireless otherwise by the 15th day of such Order month. General Wireless may, however, without penalty, increase or decrease the volume of such model thus Ordered and accepted, as follows:

DAYS BEFORE START OF              INFRASTRUCTURE
SCHEDULED SHIPMENT MONTH            EQUIPMENT                  HANDSETS
90 or more                              *                          *
60-89                                   *                          *
less than 60                            *                          *

To the extent other lead-time and order-change terms are customary in the industry and are available to General Wireless, the parties shall inform one another of such terms and will enter into a mutually-satisfactory amendment to this Agreement to incorporate such lead-time and order-change terms into this Agreement.

       4.2 AD HOC ORDERS. General Wireless may also Order Hyundai Products by notice to HEI outside of Section 4.1. All such Orders shall be deemed accepted by HEI unless HEI notifies General Wireless otherwise by the 15th day after its receipt of such Order.

       4.3 CONFIRMATIONS; OTHER TERMS. Ten (10) days before the beginning each month, HEI will supply General Wireless a summary of the Orders that will be in effect as of the beginning of the coming month, based on the information then available to it. Such Order summary shall include, as applicable, (i) identification of Products Ordered or accepted; (ii) quantity Ordered and accepted; (iii) price of Products Ordered or accepted; (iv) requested or proposed delivery date; and (v) shipping instructions. Unless General Wireless notifies HEI of any changes therein (subject to the limitations stated in Section 4.1 and otherwise in conformity with this Agreement), such Order summary will be binding and irrevocable on General Wireless. Neither the failure to issue such confirmation nor any change requested therein or dispute concerning it will affect the Order or acceptance or its binding nature. In case of any discrepancy among the confirmations, the Orders and the acceptances made or deemed made, the acceptances shall be controlling. All Orders and acceptances of Hyundai Products under this Agreement shall be subject only to the terms and conditions hereof. All terms of any Order, confirmation, invoice or similar document shall be disregarded and be deemed superseded in their entirety by this Agreement except to the extent such terms specifically identify this Agreement and are expressly stated to supersede this Agreement. This Agreement shall apply to all PCS Products purchased by General Wireless or its Subsidiaries from HEI or its subsidiaries, whether or not such purchase or sale is required under this Agreement, except to the extent a writing signed by the parties specifically identifies this Agreement and expressly states that the transaction is not subject to this Agreement.

       4.4 CHANGES AND CANCELLATIONS. Except as provided in Section 4.1 above, accepted Orders are not subject to change or cancellation by either party except on terms that may be mutually acceptable to both parties at the time of the requested change or cancellation.

       4.5 RUSH ORDERS. HEI shall use its reasonable efforts to meet General Wireless' requirements for reasonable rush Orders for Hyundai Products requiring immediate delivery, subject to the parties' previously reaching agreement on special prices for such rush Orders.

       4.6 DISCONTINUANCE. In the event that HEI intends to discontinue the manufacture and sale of any Infrastructure Equipment which General Wireless regularly buys, HEI shall give at least two (2) years prior written notice to General Wireless.

          5.  PRODUCT ACCEPTANCE AND QUALITY

       5.1 TESTING. Upon written request by General Wireless, HEI shall demonstrate and document to General Wireless that HEI has met all U.S. industry standards and Specifications (as defined in Section 6.1). In addition, General Wireless, at its option, may conduct the following tests at its own expense in accordance with industry-standard test protocols:

       (a) Infrastructure Equipment:

               General Wireless may conduct the following testing to determine the compliance of such Systems with the Specifications:

                (i) testing the prototype of new models at the manufacturer's factory or, if reasonably requested by General Wireless, at a mutually agreeable General Wireless operating site (to be conducted within 60 days after HEI notice);

               (ii) pre-implementation testing of new features incorporated in the Infrastructure Equipment (to be conducted within 30 days after HEI notice); and

              (iii) testing of individual components of Infrastructure
                    Equipment (to be conducted immediately upon completion of installation).

       (b) Acceptance Test for Infrastructure Equipment:

                (i) In addition to the testing of Infrastructure Equipment in
                    (a) above, prior to acceptance by General Wireless of the Infrastructure Equipment delivered to General Wireless, General Wireless may perform final on-site acceptance testing as described below (the "ACCEPTANCE TEST"). The purpose of the Acceptance Test is to establish whether the Infrastructure Equipment for the network and/or site in question, as the case may be, after installation on-site, complies with all the relevant requirements when operated and otherwise handled by General Wireless personnel duly trained by HEI utilizing mutually satisfactory documentation supplied by HEI. In case any such Infrastructure Equipment do

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

                    not meet the Specifications, such Infrastructure Equipment can be rejected in writing by General Wireless, which rejection shall include a report to HEI describing in detail the reasons for the rejection.

               (ii) The Acceptance Test is divided into three segments:

                    - Environment test of the Infrastructure Equipment element or site
                    - Running the Infrastructure Equipment with load test traffic
                    - Running the Infrastructure Equipment with real traffic scenarios

              (iii) The Acceptance Test shall be deemed to have been
                    successfully performed when it has been demonstrated that all relevant requirements of this Agreement (including, without limitation, compliance with Specifications) are met. Upon successful performance of the Acceptance Test, General Wireless shall immediately certify its Acceptance of the Product to HEI in writing.

               (iv) The parties agree that the Acceptance Test may commence notwithstanding that the Products or the documentation suffers from minor defects or deficiencies that are non-essential for the proper operation and maintenance of the Products in question and for the test itself, as determined by General Wireless in its reasonable judgment. If the Acceptance Test so commences, the parties shall by written agreement enter such defects or deficiencies into a list of defects which shall also include a mutually agreed upon time schedule for necessary corrective measures to be taken by HEI. General Wireless may retain an amount equal to 200% of the estimated cost to complete or cure the listed defects are cured, until the completion or cure is accomplished.

       (c) Handsets:

               General Wireless may test the prototype for a new model of the Handsets for compliance with CDMA Development Group (CDG) compatibility standards. The tests are to be conducted within 30 days after delivery of the prototype.

Any additional testing which is a condition of acceptance or payment requires the consent of both parties. For purposes of this Section 5.1, new models or new features mean models or features which are not theretofore in commercial use.

       5.2 REJECTION. In case any Hyundai Product is defective in material or workmanship, or otherwise not in conformity with the requirements of the applicable Specifications, General Wireless will have the right, at its sole option, by notifying HEI of such defect or nonconformance in reasonable detail, to require HEI to either repair or replace (as selected by HEI) such Hyundai Product at HEI's expense (i) in the case of Infrastructure Equipment, within twenty (20) working days after performance of the Acceptance Test on such Infrastructure Equipment, and (ii) in the case of Handsets, within twenty (20) working days after receipt of the Handsets by General Wireless. If, after being requested by General Wireless, HEI fails to replace or correct any defective or nonconforming item within the applicable repair/replace period, then, notwithstanding any other provision of this Agreement, General Wireless shall have no obligation to accept or pay for such item (to the extent not theretofore accepted or paid for), and, unless and until HEI makes arrangements for recovery or disposal of such item, may store such item or return it to HEI, in each case as it determines and at the expense of HEI. Subject to Sections 8 and 9, the remedies stated in this Section 5.2 shall be the exclusive remedies for any such defect or nonconformance.

       5.3  PACKING.  HEI will package and pack all goods in a manner which is
(i) in accordance with good commercial practice, (ii) in conformance with all export and other applicable regulations and with all licenses necessary for delivery to the named destination and (iii) acceptable to common carriers for shipment. HEI will mark all containers with necessary lifting, handling and shipping information and with purchase order numbers, date of shipment, and the names of the consignee and consignor. An itemized packing list must accompany each shipment which shall include (i) prominently the purchase order number and
(ii) the description, part number, revision level, and quantity of the Products so shipped.

          6.  PRODUCT SPECIFICATIONS; CHANGES; DOCUMENTATION

       6.1 SPECIFICATIONS. Hyundai Products shall conform to the Specifications, as in effect at the time such Product is Ordered.


       6.2 QUALITY CONTROL. HEI will inform General Wireless of the quality control measures applicable to all Hyundai Products Ordered by General Wireless, which shall comply with customary good manufacturing practices.

       6.3 ENGINEERING CHANGES. HEI shall have the sole discretion to make any changes to any of its production processes, or the controlled process parameters or sources, types or grade classifications of materials used in its manufacturing operations, with respect to any Hyundai Product; provided, however, that HEI shall notify General Wireless promptly and provide General Wireless a reasonable opportunity to make non-binding suggestions. Each party will appoint a single engineering manager ("ENGINEERING MANAGER") to act as a liaison between the parties, to keep the other party informed of the engineering changes and to communicate the requests for such changes in accordance with this
Section 6.3.

       6.4 HANDSET DOCUMENTATION; PRIVATE LABEL. English language end-user documentation for non-General Wireless-branded Handsets shall be designed and furnished by HEI at its own expense, and shall be comparable to the documentation provided with competitive products. Upon written request by General Wireless, HEI shall furnish end-user Handset documentation for General Wireless-branded Handsets, with any required variations from HEI's own end-user Handset documentation being prepared at General Wireless' expense. Notwithstanding the foregoing, if General Wireless desires (i) additional documentation for Handsets, or (ii) documentation for Handsets which have been altered or modified following delivery by HEI or its designated affiliate, such documentation shall be designed and furnished by General Wireless at its own expense. If so requested in the Order for any particular Handset with a reasonable lead time, a reasonably satisfactory General Wireless private label shall be affixed in addition to or in lieu of the HEI label, with any incremental costs of such private labeling to be borne by General Wireless.

       6.5 OWNERSHIP OF DOCUMENTATION. Each party shall own all right, title and interest in the end-user documentation (in any format or medium) (the "END-USER DOCUMENTATION") designed and furnished by it pursuant to Section 6.4. To the extent that by operation of law ownership of such

End-User Documentation is deemed to vest otherwise than as set forth above, the party in whom such ownership is deemed to vest hereby assigns to the other all right, title and interest to the End-User Documentation and shall execute such instruments as the other party may reasonably request to effect and record such assignment. Either party may not distribute the other party's End-User Documentation in any format or medium or for any purpose, to any third party without the other party's prior written consent.

       6.6 DOCUMENTATION LIFE-CYCLE; REVISIONS. HEI agrees to maintain End-User Documentation in print on non-General Wireless-branded Handsets until HEI notifies General Wireless it will cease distributing such Handsets. HEI will manage the physical documentation inventory. Once documentation is "in-print," HEI will revise the printed End-User Documentation on non-General Wireless-branded Handsets as necessary to accurately support the Hyundai Product.

          7.  SUPPORT

       7.1 INSTALLATION SUPPORT. HEI will provide on-site assistance as needed to help General Wireless install (including optimization) the Infrastructure Equipment furnished by HEI under this Agreement. The price, nature, amount and terms of such on-site installation assistance for the Infrastructure Equipment shall be as stated in a separate Installation Agreement to be executed by HEI and General Wireless or its agent designated pursuant to Section 1.4, which shall be comparable to the market standards applicable to such Systems and competitive with the terms provided by General Wireless' other contracted vendors of similar equipment.

       7.2 CUSTOMER AND TECHNICAL SUPPORT. General Wireless will provide all PCS customer support. HEI will supply General Wireless on an on-going basis for the Products furnished by HEI under this Agreement with: (i) reasonable amounts of specialized back-up technical assistance in English by telephone and e-mail, in accordance with industry-wide standards, with reasonably prompt response times; (ii) English language technical documentation reasonably necessary to permit General Wireless to perform PCS customer support and troubleshooting or to analyze the technical benefits and risks of introducing new releases of the Hyundai Products into General Wireless' customer base; and (iii) all error notes or other technical documentation (translated into English language) defining symptoms, solutions or work-arounds for major Hyundai Product problems. During the term of this Agreement, HEI will provide such support to General Wireless at no charge. On-site problem support for Products furnished by HEI under this Agreement shall be as mutually agreed by General Wireless and HEI. General Wireless will provide HEI feedback on any material errors and potential fixes of which it becomes aware.

       7.3 REPAIR PROCEDURE. After expiration of the applicable warranty period, HEI will continue to provide repair for Products and Product parts furnished by HEI under this Agreement at the expense of General Wireless to the extent and on the terms which are mutually agreed upon by General Wireless and HEI.

       7.4 EMERGENCY PART SHIPMENT PROCEDURE. In cases of emergency, as reasonably determined by General Wireless, HEI will use its best efforts to ship (at General Wireless' expense) to General Wireless part(s) for Infrastructure Equipment furnished by HEI under this Agreement, with overnight delivery to General Wireless.

       7.5 PRODUCT REPORTS. HEI will keep accurate records of deficiencies and problems in Products furnished by HEI under this Agreement. Upon written request by General Wireless, HEI will make such reports available to General Wireless in a timely manner and on a dial-up electronic database if possible.

       7.6 DISCONTINUED PRODUCTS. HEI will continue to provide parts and maintenance support to General Wireless for each discontinued Infrastructure Equipment formerly furnished by HEI under this Agreement for a period comparable to industry-wide standards, but in no case shall such period exceed ten (10) years after the date of discontinuance.

       7.7 TRAINING. HEI will provide General Wireless engineers with on-site or in-classroom (at a facility furnished by General Wireless) English-language training in the installation and operation of Infrastructure Equipment furnished by HEI under this Agreement. The training will be provided in accordance with industry standards for such training and at a price competitive with those generally offered by vendors of competing equipment. The terms and conditions of such training shall be as stated in a separate Training Agreement executed by HEI and General Wireless.

       7.8 HARDWARE AND SOFTWARE MAINTENANCE. The parties agree to enter into Hardware and Software Maintenance Agreements regarding maintenance of the Infrastructure Equipment hardware and software, which shall be comparable to the market-standard terms for competing equipment.

          8.  REPRESENTATIONS, WARRANTIES AND COVENANTS

       8.1 HEI WARRANTIES AND REPRESENTATIONS. HEI warrants and represents to General Wireless that (i) General Wireless shall acquire good and clear title to the Products furnished by HEI under this Agreement, free and clear of all liens and encumbrances, (ii) all Products sold by HEI under this Agreement will be new and unused, (iii) HEI has the full power to enter into this Agreement and carry out its obligations under this Agreement and (iv) HEI's compliance with the terms and conditions of this Agreement will not violate any Federal, state or local laws, regulations or ordinances or any third party agreements.

       8.2 GENERAL WIRELESS WARRANTIES, REPRESENTATIONS AND COVENANTS. (a) General Wireless warrants and represents to HEI that (i) General Wireless has the full power to enter into this Agreement and carry out its obligations under this Agreement and (ii) General Wireless' compliance with the terms and conditions of this Agreement will not violate any Federal, state or local laws, regulations or ordinances or any third party agreements.

          (b) General Wireless covenants to HEI that (i) CDMA technology shall be used by General Wireless in its and its Subsidiaries' PCS systems and (ii) General Wireless will recommend CDMA technology for use by all PCS systems managed by it and its Subsidiaries. However, General Wireless reserves the right to select another technology if it reasonably and in good faith determines, on the basis of objective facts in the PCS industry, that CDMA technology is commercially or technically impracticable in the PCS industry in the U.S.

       8.3 PRODUCT WARRANTY. (a) If Infrastructure Equipment hardware or a Handset furnished by HEI under this Agreement fails to conform to the applicable Specifications or contains defects in materials or workmanship and (i) in the case of Infrastructure Equipment hardware, notice thereof is given to HEI within the applicable warranty period or (ii) in the case of handsets, the nonconforming or defective items are returned to HEI within the warranty period:

               (1) In the case of Infrastructure Equipment hardware, HEI will repair or replace (at its option) such defective or nonconforming hardware reasonably promptly after receipt of written notice from General Wireless of such defects or non-conformance.

               (2) In the case of Handsets, HEI shall designate a place within the United States to which the defective or nonconforming Handsets may be returned. HEI will repair or replace (at its option) the returned Handset and redeliver it to the original location reasonably promptly after receipt of such returned item. HEI also agrees to make loaner handsets available to the end-users of the returned Handsets or to General Wireless for use until HEI redelivers the repaired or replaced items. To the extent it is customary for other major suppliers of Handsets in the United States to offer replacement rather than repair after a given number of repair attempts, HEI will offer a comparable replacement policy.

Unless HEI reasonably demonstrates that the Infrastructure Equipment hardware or returned Handset is free from defect, as applicable, HEI shall (i) pay the costs incurred for the foregoing warranty services, including without limitation shipping and insurance of the item (including return of the same or replacement item to the original location), and (ii) assume the risk of loss during shipping. All replaced parts become the property of HEI. The warranty period applicable to a particular Product furnished by HEI under this Agreement shall be as stated in the most-recently updated Product Information Package applicable to such Product, as in effect at the time it is Ordered under this Agreement, and such warranty period shall be competitive with the warranty periods offered by vendors of competing equipment procured by General Wireless.

          (b) The foregoing warranty shall apply to Infrastructure Equipment software only to the same extent as General Wireless' other contracted vendors' warranties for Infrastructure Equipment software.

          (c) This limited warranty does not extend to any Hyundai Products which have been misused, abused, serviced by anyone other than a representative or party authorized by HEI, or damaged due to accident or act of God. NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

       8.4 NON-WARRANTY REPAIR. HEI will use its best efforts, consistent with PCS industry practice in the United States, to continue to provide repair or replace the Infrastructure Equipment furnished by HEI under this Agreement and their parts which are not covered in the foregoing warranty, including discontinued Products, at the expense of General Wireless to the extent and on the terms as is mutually agreed by General Wireless and HEI.

       8.5 EPIDEMIC HARDWARE FAILURE. For the purposes of this Agreement epidemic failure will be deemed to have occurred if more than * of the then current total installed base of any Product furnished by HEI under this Agreement should fail in substantially the same manner within a time period of ninety (90) days due to failure to comply with the applicable Specifications or to a defect in materials or workmanship. In the case of epidemic failure HEI and General

Wireless will cooperate to implement the procedure as set forth in Exhibit B.
                                                                   ---------
HEI will provide the services required of it by this Section 8.5 without charge.

          9.  PROPRIETARY INFORMATION

       9.1 INTELLECTUAL PROPERTY INDEMNIFICATION. (a) HEI agrees to indemnify, defend and hold harmless General Wireless and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all losses, damages, liabilities, settlements costs and expenses (including attorneys' fees), as reasonably incurred, resulting from or arising out of any claims which allege that any technology owned by HEI as incorporated in the Product furnished by HEI under this Agreement or the use or sale thereof as contemplated by this Agreement infringe upon, misappropriate or violate any patents, copyrights, or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; provided that General Wireless (i) notifies HEI, of any notice or claim of such alleged infringement or misappropriation involving the Hyundai Products of which it becomes aware within ten (10) working days after its receipt of such notices or claims, and (ii) permits HEI to control, in a manner not adverse to General Wireless, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to General Wireless. General Wireless may employ counsel, at its own expense (provided that if such counsel is necessary because of a material conflict of interest applicable to counsel engaged by HEI or because HEI does not assume control, HEI will bear such expense), to assist it with respect to any such claim. HEI shall not enter into any settlement that affects General Wireless' rights or interest without General Wireless' prior written approval, which shall not be unreasonably withheld. General Wireless shall have no authority to settle any claim on behalf of HEI. In no event, however, shall the foregoing indemnification apply to (i) any claim based on End-User Documentation developed by General Wireless pursuant to Section 6.4 (as to which General Wireless shall have reciprocal indemnification obligations) or
(ii) any claim brought by a third party relating to the CDMA technology licensed by QUALCOMM Incorporated to HEI or an applicable affiliate of HEI.

       (b) If by reason of such an infringement claim, General Wireless or its managed PCS systems shall be enjoined from using any Infrastructure Equipment furnished by HEI under this Agreement, HEI will use its best efforts, at its expense, to either (as selected by HEI): (i) obtain all rights required to permit the use of such Products by General Wireless or its managed PCS systems; or (ii) modify or replace such Products to make them non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Products are reasonably satisfactory to General Wireless. If HEI is unable to achieve one of the options set forth above within a reasonable period of time after the issuance of the injunction, HEI shall promptly refund to General Wireless the invoiced purchase price, plus all shipping, storage, and associated costs, of any Hyundai Products returned freight collect to HEI which is subject to such injunction.

       (c) HEI's total potential liability for indemnification under this
Section 9.1 shall be limited to the total purchase price of the allegedly infringing Hyundai Products. General Wireless will have no obligation under this Agreement to Order Hyundai Products which have been finally determined to infringe the rights of any third party.

       9.2 PRODUCT LIABILITY INDEMNIFICATION. HEI agrees to indemnify, defend and hold harmless General Wireless and its officers, directors, employees, shareholders, agents, successors and assigns from and against all claims, demands, damages, liabilities, losses, settlements, costs and expenses (including attorneys' fees), as reasonably incurred, arising in favor of any person, firm or corporation on account of third parties' claims for personal injury or property damage directly caused by any defect in a Product furnished by HEI or its designated affiliates to General Wireless under this Agreement, except to the extent that such claims, demands, damages, liabilities, losses, settlements, costs and expenses (including attorneys' fees)
(i) arise out of, or result from, directly or indirectly, any failure of General Wireless End-User Documentation on General Wireless-branded Products to warn of the risk thereof in terms at least equivalent to the warning, if any, that appears in HEI's own End-User Documentation; or (ii) impose costs and/or obligations on HEI which exceed the scope of product liability indemnification generally provided by vendors of competing equipment; provided that General Wireless (x) promptly notifies HEI, in writing, of any notice or claim hereunder of which it becomes aware, and (y) permits HEI to control, in a manner not adverse to General Wireless, the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to General Wireless. General Wireless may employ counsel, at its own expense (provided that if such counsel if necessary because of a material conflict of interest applicable to counsel engaged by HEI or because HEI does not assume control, HEI will bear such expense), to assist it with respect to any such claim. HEI shall no enter into any settlement that affects General Wireless' rights or interest without General Wireless' prior written approval, which shall not be unreasonably withheld. General Wireless shall have no authority to settle any claim on behalf of HEI.

          10.  CONFIDENTIALITY

       10.1 PROPRIETARY INFORMATION. Each party agrees that all code, inventions, algorithms, know-how and ideas and all other business, technical and financial information marked or otherwise identified as confidential which it obtains from the other are the confidential property of the disclosing party ("PROPRIETARY INFORMATION" of the disclosing party). Except as expressly allowed herein, the receiving party will not use any Proprietary Information of the disclosing party except in connection with this Agreement, and will take reasonable protective measures to prevent its disclosure to third parties. The receiving party shall not be obligated under this Section 10 with respect to information the receiving party can document:

                    (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or

                    (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

                    (c) was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

                    (d) was independently developed by employees or consultants of the receiving party without access to such Proprietary Information; or

                    (e)  is required to be disclosed by law.

       10.2 REMEDIES. If either party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

          11.  LIMITATION OF LIABILITY

     UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (EXCEPT TO THE EXTENT MATTERS EXPRESSLY SUBJECT TO INDEMNIFICATION UNDER SECTION 9 CONSTITUTE INCIDENTAL OR CONSEQUENTIAL DAMAGES) OR LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT.

          12.  TERM AND TERMINATION

       12.1 TERM. Unless terminated earlier as provided herein, this Agreement shall have a term of ten (10) years commencing from the date on which the first license to provide PCS in the frequency block C established by the Federal Communications Commission ("FCC") for bidding exclusively by "entrepreneurs" under Section 24.709 of the rules of the FCC ("LICENSE") is issued to General Wireless, unless terminated sooner by written notice given by a party pursuant to this Section 12. Any such expiration or termination shall not, however, affect (i) the rights and obligations of the parties under Sections 8, 9 and 10 with respect to transactions occurring prior to such expiration or termination or (ii) General Wireless' obligations to accept and pay for Hyundai Products (and General Wireless' right to market and distribute such Products under Section 2.1) for which the Orders and acceptances were made or deemed made pursuant to Section 4.1 or 4.2 prior to such termination or (iii) General Wireless' obligation to pay liquidated damages, if any, under Section 1.2(f) for the period ending on such termination or any prior period or (iv) General Wireless' obligation to pay interest on overdue amounts, if any, under Section 16.7.

       12.2 TERMINATION FOR CAUSE. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

                    (a) If the other ceases to do business, or otherwise terminates its business operations; or

                    (b) If the other materially breaches any provision of this Agreement and fails to cure such breach within thirty
                         (30) days of written notice describing the breach; or

                    (c) If the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days).

       12.3 EFFECT OF TERMINATION. Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms and conditions of the Agreement whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

          13.  FORCE MAJEURE

       Neither party shall be considered in default of performance of its obligations under this Agreement to the extent that performance of such obligations is delayed by force majeure or contingencies or causes beyond the reasonable control of such party. In the event that such nonperformance (i) does not arise from any QUALCOMM Incorporated delay, and (ii) continues for more than ninety (90) consecutive working days as to Infrastructure Equipment or more than sixty (60) consecutive working days as to Handsets and (iii) is materially prejudicial to General Wireless's business plan, General Wireless may, by prior written notice to HEI, reduce any obligation to Order or Procure by the specific units of Hyundai Products affected thereby to the extent (and only to the extent) it actually Procures substitute Products of the same kind from other sources. Notwithstanding anything set forth in this Section 13, this Section 13 does not apply to any obligation for the payment of money.

          14.  ASSIGNMENT

       This Agreement shall be binding on the parties hereto and their successors and assigns; provided, however, that neither shall assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other party, except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise; provided, however, that either party shall have the right to assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder to any direct or indirect parent or subsidiary without prior written consent of the other party. Any purported assignment without any required consent shall be null and void. Any assignment or purported assignment shall not constitute a novation or relieve, release, reduce or otherwise affect the liability of the assigning party hereunder.

          15.  IMPORT/EXPORT

       HEI shall provide all information under its control which is necessary or useful for General Wireless to obtain any export or import licensees required for General Wireless to ship or receive Hyundai Products, including but not limited to, U.S. customs certificates of delivery, affidavits of origin, and U.S. Federal Communications Commission identifier, if applicable.

          16.  GENERAL

       16.1 NOTICES. All notices shall be sufficient only if personally delivered, delivered by confirmed facsimile or delivered by a major commercial rapid delivery courier service to either party at its address set forth above or such other address as such party may provide by notice pursuant to this Section. Notices pursuant to this Section 16.1 will be effective upon receipt.

       16.2 ENTIRE AGREEMENT. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement.

       16.3 CONTROLLING LAW AND ARBITRATION. This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of New York and the United States, without regard to the conflicts of laws provisions thereof, and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any dispute between the parties relating to this Agreement or the interpretation, enforcement, arbitrability or breach hereof shall be determined exclusively by arbitration before three arbitrators conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Each party will designate one party arbitrator, and the third, neutral arbitrator will be designated by agreement of the two party arbitrators. The place of arbitration shall be determined by mutual agreement within 30 days of either party's demand for arbitration, but if the parties are unable to agree on the place of arbitration within such period, it will be New York City. Each party will bear its own costs and expenses, including without limitation the fees and expenses of its own counsel.

       16.4 WAIVERS AND AMENDMENTS. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other right, power or privilege. This Agreement may not be amended or waived except by a written document signed by duly authorized officers of the parties.

       16.5 SEVERABILITY. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall only apply to such provision and shall not render this Agreement unenforceable or invalid as a whole; and, in such event, such provision shall be modified or interpreted so as to best accomplish the objective of such unenforceable or invalid provision within the limits of applicable law or applicable court decision and the manifest intent of the parties hereto.

       16.6 RELATIONSHIP OF THE PARTIES. In fulfilling its obligations under this Agreement, each party shall be acting as an independent contractor. Nothing contained in this Agreement is intended nor is to be construed so as to constitute HEI and General Wireless as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

       16.7 INTEREST ON OVERDUE AMOUNTS. Any amount owing under this Agreement which is not paid when due shall bear interest at * per year over the rate announced from time to time by Bank of America NT&SA as its base or prime rate, provided that if applicable law limits the amount of interest which the parties may lawfully be agreed to be paid on such overdue amounts, then such rate of interest shall in no event exceed the applicable limit.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.


     General Wireless, Inc.


     By  /s/  Roger D. Linquist
       -------------------------------------------------------
     Name     Roger D. Linquist
         -----------------------------------------------------
     Title    President & CEO
          ----------------------------------------------------

     Hyundai Electronics Industries Co., Ltd.

     By  /s/  Y.H. Kim
       -------------------------------------------------------
     Name     Y.H. Kim
         -----------------------------------------------------
     Title    Executive Vice President
          ----------------------------------------------------

EXHIBIT A

REQUIREMENTS FOR QUALIFIED PRODUCTS

1    As to the Infrastructure Equipment:

          a. Equipment must meet all U.S. industry performance standards, FCC Standards, and any standards established by any U.S. government agency relating to human health and/or exposure to radio frequency emissions, and be totally compatible with products from Motorola, AT&T and other vendors;

          b. Equipment must meet all interoperability standards, including A+ interface, and be interoperable with the Infrastructure Equipment installed by General Wireless in the Commencement-of-Service Buildout for each BTA;

          c. Equipment must meet General Wireless' standards for operating reliability and efficiency;

          d. Equipment must provide competitive size, weight, and outdoor cabinetry performance sufficient to meet the needs of General Wireless' business plan;

          e. Equipment must meet price performance targets for both up-front cost and overall operating cost in the network; and

          f. Equipment must meet all requirements for inclusion in the Advanced Intelligent Network design.

2    As to the Handsets:

          a. Handsets must offer full interoperability with equipment manufactured for U.S. PCS applications and meet all U.S. industry performance standards, FCC standards and any mandatory, currently-effective standards established by any U.S. government agency relating to human health and/or exposure to radio frequency emissions; and

          b. Battery life, weight, size, principal electronic performance specifications must be competitive in its Product Category.

          c. U.S. landed price of the units must be competitive in its Product Category with prices generally offered by General Wireless' other contracted vendors of competing Products (including any procurement commission or similar amount payable by General Wireless). If co-operative advertising or similar allowances are standard in the PCS industry, price competitiveness will be measured after taking such allowances into account.

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

EXHIBIT B

PROCEDURE OF EPIDEMIC FAILURE TO BE FOLLOWED BY HEI

1. General Wireless will immediately notify HEI upon discovery of the failure.

2. Within two (2) working days HEI will give an initial response indicating its preliminary plan for diagnosing the problem.

3. HEI and General Wireless will jointly exert all commercially reasonable efforts to diagnose the problem and plan a work-around or more permanent solution.

4. HEI will apply its engineering change order procedure in appropriate circumstances for hardware problems originating in the manufacturing process.

5. HEI will prepare and consult with General Wireless regarding an appropriate recovery plan as well as an appropriate work-around, as an interim solution, if one is needed.

6.        HEI and General Wireless will mutually agree on a recovery plan.

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